                                                                    EXHIBIT 5





October 6, 1995



Weirton Steel Corporation
400 Three Springs Drive
Weirton, West Virginia 26062-4989


Re:  Registration Statement on Form S-4
     (File No. 33-61345)

Dear Sirs:

We are counsel to Weirton Steel Corporation, a Delaware corporation (the "Company"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 33-61345), and two amendments thereto (the "Registration Statement"), under the Securities Act of 1933, as amended, covering $125,000,000 in aggregate principal amount of 10-3/4% Senior Notes due 2005 (the "Exchange Notes") for $125,000,000 in aggregate principal amount of outstanding 10-3/4% Senior Notes due 2005 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Senior Notes"). The Senior Notes were issued under, and the Exchange Notes are to be issued under, the Indenture dated as of June 12, 1995 between the Company and Bankers Trust Company, as trustee (the "Trustee"). The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement.

In so acting, we have examined copies of such records of the Company and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuiness of all signatures, and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, we are of the opinion that:

1. The Company is duly formed and validly existing under the laws of the State of Delaware.

2. The execution and delivery of the Indenture have been duly authorized by the Company and the Indenture constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and will be entitled to the benefits of the Indenture, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

No person or entity other than you may rely or claim reliance upon this opinion letter. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may not be quoted, distributed or disclosed, except to your counsel, without our prior written consent.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the Exchange Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto.

Very truly yours,

























93440354